SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SARATOGA RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas	76-0314489
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2304 Hancock Drive, Suite 5 Austin, Texas 78756
(Address of Principal Executive Offices)(Zip Code)

2006 STOCK OPTION PLAN 2006 EMPLOYEE AND CONSULTANT STOCK PLAN
(Full Title of the Plan)

Thomas F. Cooke Saratoga Resources, Inc. 2304 Hancock Drive Suite 5 Austin, Texas 78756 (512) 478-5717	Copy to: Michael W. Sanders, Esq. 20333 S.H. 249, Suite 600 Houston, Texas (832) 446-2599
(Name, Address and Telephone Number of Agent For Service)

Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	2,400,000	$ 0.10	$ 240,000.00	$ 25.68

(1)

Plus such additional number of shares as may hereafter become issuable pursuant to the Saratoga Resources, Inc. 2006 Stock Option Plan (the "Option Plan") and the Saratoga Resources, Inc. 2006 Employee and Consultant Stock Plan (the "Stock Plan") in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The offering price per share and aggregate offering price are based upon last reported sales price of the common stock as of February 3, 2006 for shares reserved for future issuance pursuant to the Option Plan and the Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the employee and non-employee participants of the Option Plan and the Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").  Such documents are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The documents incorporated by reference in Item 3 of Part II hereof are available without charge, upon written or oral request by the employee and non-employee participants of the Option Plan and the Stock Plan.  Such documents are incorporated by reference in the Section 10(a) prospectus.  Other documents required to be delivered to the employee and non-employee participants of the Option Plan and the Stock Plan pursuant to Rule 428(b) of the Securities Act are also available without charge, upon written or oral request.   Any such requests should be directed to the Registrant's President, Thomas F. Cooke, 2304 Hancock Drive, Suite 5, Austin Texas, 78756 or call (512) 478-5717.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Saratoga Resources, Inc. (the "Registrant") with the Commission are incorporated herein by reference:

(a)

The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

(b)

All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year ended December 31, 2005.

(c)

The description of our securities included in Amendment No. 3 to the Form 10-SB Registration Statement (SEC File No. 0-27563) filed on November 4, 2005.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.

DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Texas law permits a Texas corporation to include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages arising from acts or omissions in the director’s capacity as a director, subject to various statutory exceptions. The Registrant’s Restated Articles of Incorporation, as amended, contain a provision eliminating the liability of the Registrant’s directors to the Registrant and its shareholders to the fullest extent permitted by Texas law, as it exists or may be amended or interpreted from time to time.

Texas law permits a Texas corporation to indemnify its directors and officers against certain liabilities and expenses incurred in defending proceedings against them in their capacities as directors and officers, if it is determined that the director or officer (1) conducted himself in good faith, (2) reasonably believed (a) in the case of official conduct as a director or an officer, that his conduct was in the corporation’s best interests, or (b) in any other case, that his conduct was not opposed to the corporation’s best interests, and (3) in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Texas law also requires a Texas corporation to indemnify directors or officers in connection with any proceeding in which the director or officer is wholly successful, on the merits or otherwise, in the defense.

The Registrant’s Restated Articles of Incorporation require it to indemnify its directors and officers against any and all liability and reasonable expenses that may be incurred by them in connection with or resulting from (1) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, (2) an appeal of such action, suit, or proceeding, or (3) an inquiry or investigation that could lead to such an action, suit, or proceeding, all to the fullest extent permitted by Texas law.

The Restated Articles of Incorporation also require the Registrant to pay or reimburse, in advance of the final disposition of any action, suit, or proceeding, all reasonable expenses incurred by a director or officer who was, is, or is threatened to be made a named defendant or respondent in an action, suit, or proceeding, all to the fullest extent permitted by Texas law.

Texas law also permits the Registrant to purchase and maintain insurance on behalf of its directors and officers against certain liabilities and expenses incurred in their capacities as directors and officers, whether or not the Registrant would have the power to indemnify them under Texas law or the Restated Articles of Incorporation. The Registrant does not currently maintain such insurance for the benefit of its directors and officers.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

          EXHIBIT NO.

DESCRIPTION

5.1

Opinion and Consent of Michael W. Sanders, Esq., with respect to the legality of the securities being registered.

10.1

2006 Stock Option Plan (1)

10.2

2006 Employee and Consultant Stock Plan (1)

23.1

Consent of Robnett & Company, L.L.P.

23.2

Consent of Michael W. Sanders, Esq. (included in Exhibit 5.1).

(1)

Incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K dated January 30, 2006 and filed with the SEC on February 6, 2006.

ITEM 9.

UNDERTAKINGS

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the items described in Item 6 of Part II of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 2nd day of February 2006.

SARATOGA RESOURCES, INC.

By:

/s/ Thomas F. Cooke

Thomas F. Cooke, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature

Title

        Date

/s/ Thomas F. Cooke

President, Chief Executive

February 2, 2006

Thomas F. Cooke

Officer and Director

(Principal Executive Officer and

Principal Financial Officer)

/s/ Kevin Smith

Director

February 2, 2006

Kevin Smith

EXHIBIT INDEX

          EXHIBIT NO.

DESCRIPTION

5.1

Opinion and Consent of Michael W. Sanders, Esq., with respect to the legality of the securities being registered.

10.1

2006 Stock Option Plan (1)

10.2

2006 Employee and Consultant Stock Plan (1)

23.1

Consent of Robnett & Company, L.L.P.

23.2

Consent of Michael W. Sanders, Esq. (included in Exhibit 5.1).

(1)

Incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K dated January 30, 2006 and filed with the SEC on February 6, 2006.